PROMISSORY NOTE

(HOUSTON, TEXAS)

$230,000.00	JULY 14, 2008

The undersigned, Mining Oil, Inc., a Texas Company (hereinafter called “Maker” or the “Company”), whose address is 1001 Fannin, Suite 270, Houston, Texas, without grace, in the manner, on the dates and in the amounts herein stipulated, promises to pay to Rick Jones (hereinafter called “Payee”), at 5327 Spartan Drive, Houston, Texas, or at such other place as Payee may hereafter designate, the sum of TWO HUNDRED THIRTY THOUSAND DOLLARS ($230,000.00), in lawful money of the United States of America.

SECTION 1. INTEREST AND EXTENSION. The principal will accrue no interest to October 15, 2008. If payment is not made on October 15, 2008, the Note will be extended automatically to January 15, 2009 (Maturity Date) with interest accruing from October 16, 2008 until paid at 15% per annum.

SECTION 2. PAYMENT OBLIGATION AND PREPAYMENT. The principal amount of this Note and all accrued interest thereon may be prepaid in cash at any time. Any payment shall be applied first, to accrued interest, if any, and second, to principal. No further interest will accrue on the portion of this Note to be prepaid from and after the date fixed for prepayment if payment of the prepayment amount has been made or duly provided for.

At any time prior to the Maturity Date and prior to payment or redemption of this Note, and, in the event that the Company elects to redeem or pay this Note prior to maturity, within ten days after Payee’s receipt of any redemption or prepayment notice, Payee may at his sole discretion convert the entire principal amount of this Note, or any portion thereof, together with accrued and unpaid interest, if any, into shares of common stock of the Company (“Common Stock”) at the conversion price as defined in section 3.5 below, subject to adjustments as described below (the “Conversion Price”). The right to convert this Note by Payee after it is called for redemption will terminate at the close of the tenth day following receipt by Payee of a redemption notice; provided that such period for Conversion may be extended by the Company at its sole and absolute discretion.

SECTION 3. CONVERSION.

3.1 Conversion. On a date (the “Conversion Date”) on which any amount remains outstanding on this Note and on which Payee gives to Maker written notice that Payee wishes for the entire principal amount of this Note, or any portion thereof, together with accrued and unpaid interest, if any, to be converted into Maker’s Common, this Note shall, without any action required on the part of either Maker or Payee, automatically convert into, and Payee shall be entitled to receive in lieu of payment of the indebtedness evidenced hereby, a number of shares of Common Stock equal to the quotient of (a) a sum equal to the outstanding principal amount of and accrued interest on this Note that Maker desires to so convert, divided by (b) the “Conversion Price” (as defined in Section 3.5 below) in effect at the Conversion Date.

3.2 Issuance of Certificates. As promptly after the Conversion Date as reasonably practicable and after Payee’s surrender of this Note marked “Cancelled”, Maker shall instruct its transfer agent to issue and deliver to Payee at the address of Payee set forth above, without any charge to Payee, a certificate or certificates (issued in the name of Payee) for the number of full shares of Common Stock of Maker issuable upon the conversion of this Note.

3.3 Status on Conversion. Upon conversion of this Note, Payee shall be deemed to have become the stockholder of record of the shares of Common Stock into which this Note is converted on the Conversion Date (unless the transfer books of Maker are closed on that date, in which event Payee shall be deemed to have become the stockholder of record on the next succeeding day on which the transfer books are open and the conversion shall be at the rate in effect on such date).

3.4 Elimination of Fractional Interests. No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall Maker be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share.

3.5 Conversion Price.

(a)	The initial Conversion Price of this Note shall be $7.00.

(b) The Conversion Price shall be adjusted from time to time as follows: if Maker shall at any time after the date hereof (i) issue any shares of Common Stock by way of a dividend or other distribution on any stock of Maker and without consideration, or (ii) subdivide or combine its outstanding shares of Common Stock, the Conversion Price shall be adjusted (to the nearest full cent) by multiplying (x) the Conversion Price in effect immediately prior to the adjustment by (y) a fraction, the numerator of which is the total number of shares of Common Stock outstanding immediately before the issuance of shares, and the denominator of which is the total number of shares of Common Stock outstanding immediately after such issuance or sale. For the purposes of any computation to be made in accordance with this Section 3, shares of Common Stock issuable by way of dividend or other distribution on any stock of Maker shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution.

3.6 Effect of Reclassification, Consolidation, Merger, etc. In case of the reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from no par value to par value or vice versa, or as a result of a subdivision or combination), or in the case of any consolidation or merger of Maker with or into a Company (other than a consolidation or merger into which Maker is the surviving Company and which does not result in any reclassification or change of outstanding shares of Common Stock except a change as a result of a subdivision or combination of such shares or a change in par value as described above), or in the case of a sale or conveyance to another Company of all or substantially all of the assets of Maker, this Note shall be converted on the Conversion Date into the kind and number of shares of stock and/or other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which this Note might have been converted immediately before the time of determination of the stockholders of Maker entitled to receive such shares of stock and/or other securities or property. Maker shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of Payee to receive, the shares of stock and/or other securities or property provided for in this Section 3.6.

3.7 Certificate Concerning Adjusted Conversion Price. Whenever the Conversion Price is adjusted pursuant to this Section 3, Maker promptly shall: (i) place on file at its principal executive office an officer’s certificate signed by the chief financial officer or controller of Maker showing in appropriate detail the facts requiring such adjustment, the computation thereof, and the adjusted Conversion Price, and shall exhibit the certificate from time to time to Payee of this Note if Payee desires to inspect the same; and (ii) mail or cause to be mailed to Payee, in the manner provided for giving notice pursuant to this Note, a notice stating that such adjustment has been made and setting forth the adjusted Conversion Price.

3.8 Reservation and Listing of Shares for Issuance. Maker shall reserve and keep available out of its authorized and unissued shares of Common Stock, for the purpose of effecting the conversion of this Note, such number of its duly authorized shares as shall from time to time be sufficient to effect the conversion of this Note. Maker covenants that all shares of Common Stock issued upon conversion of this Note in compliance with the terms hereof will be duly and validly issued and fully paid and non-assessable. As long as this Note shall be outstanding, Maker shall use its reasonable best efforts to cause all shares of Common Stock issuable upon conversion of this Note to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock is then listed, if any.

3.9 Investment Intent, Restrictions on Transfer, Legends etc. Payee acknowledges that this Note and the Common Stock to be issued upon conversion have not been registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the “Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Note or any Common Stock issued upon conversion in the absence of (i) an effective registration statement under the Act as to this Note or the Common Stock and registration or qualification of this Note or the Common Stock under any applicable blue sky or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to Maker, that such registration and qualification are not required. Without limiting the generality of the foregoing, unless the offering and sale of Common Stock issued upon conversion to be issued shall have been effectively registered under the Act, Maker shall be under no obligation to issue the shares covered by such conversion unless and until Payee shall have executed an investment letter in form and substance satisfactory to Maker, including a warranty at the time of such exercise that he is acquiring such shares for his own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares, in which event Payee shall be bound by the provisions of a legend to such effect on the certificate(s) representing Common Stock to be issued upon conversion. In addition, without limiting the generality of the foregoing, Maker may delay issuance of Common Stock to be issued upon conversion until completion of any action or obtaining of any consent, which Maker believes necessary or advisable under any applicable law (including without limitation state securities or “blue sky” laws).

SECTION 4. DEFAULTS AND REMEDIES.

Time is of the essence concerning this Note. If this Note is not timely paid at maturity, and the extension provided in Section 1, then Payee may institute in any court of competent jurisdiction an action for collection. In such event, Maker agrees to pay all expenses incurred, including reasonable attorneys’ fees, all of which shall become a part of the principal hereof.

Maker and each and all other liable parties expressly and specifically, (i) severally waive grace, presentment for payment, demand for payment, notice of intent to accelerate and notice of acceleration, notice of dishonor, protest and notice of protest, notice of nonpayment, and any and all other notices, the filing of suit and diligence in collecting this Note or enforcing any of the security herefor, (ii) severally agree to any substitution, subordination, exchange or release of any security held for the payment of this Note or any other obligation to Payee and release of any party primarily or secondarily liable hereon, (iii) severally agree that Payee shall not be required first to institute suit or exhaust Payee’s remedies hereon against Maker or other parties liable hereon or to enforce Payee’s rights against them or any security herefor in order to enforce payment of this Note by any of them, and (iv) severally agree to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

SECTION 5. SECURITY PLEDGE.

This Note is secured by the pledge of the Promissory Note of Sterling Exploration & Production Co., LLC payable to Maker (the “Sterling Note”) with a principal balance of $550,000 and all collateral security held by Maker securing the Sterling Note. Any payments received on the Sterling Note shall be held for payment on the Note. Payee shall have the right to enforce the security agreements securing the Sterling Note.

SECTION 6. MISCELLANEOUS.

The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the undersigned has set his hand hereunto as of as of the day and year first above written.

MINING OIL, INC.

By:	/s/Clayton Van Levy
CLAYTON VAN LEVY, Chairman and CEO